RULES OF THE RIO TINTO PLC EQUITY INCENTIVE PLAN 2018 RIO TINTO PLC Approved by the Remuneration Committee under delegated authority of the Board of Directors: 6 February 2018 Shareholders’ Approval: 11 April 2018 Expiry Date: 10 April 2028 Amended by the People & Remuneration Committee: 12 February 2019 4 March 2021 28 June 2021 19 October 2023 8 May 2024 Ref: L-002632 Exhibit 4.1

A35346594/6.0/25 Mar 2024 i Table of Contents Contents Page 1 Introduction ................................................................................................................................. 1 2 Definitions .................................................................................................................................... 1 3 Granting Awards ......................................................................................................................... 4 4 Documentation of Awards .......................................................................................................... 6 5 Before Vesting ............................................................................................................................. 6 6 Vesting .......................................................................................................................................... 7 7 Retention Period ....................................................................................................................... 10 8 Leaving employment ................................................................................................................ 12 9 Suspension ................................................................................................................................ 15 10 Malus .......................................................................................................................................... 15 11 Clawback .................................................................................................................................... 17 12 Vesting in connection with relocation .................................................................................... 19 13 Takeovers and other corporate events ................................................................................... 20 14 Changing the Plan ..................................................................................................................... 23 15 Tax............................................................................................................................................... 24 16 Limits on newly issued and treasury shares ......................................................................... 24 17 General ....................................................................................................................................... 25 Schedule 1 Grant of Forfeitable Shares ............................................................................................ 28 Schedule 2 Cash Awards .................................................................................................................... 29 Schedule 3 France ............................................................................................................................... 30 1 Rule 1 Introduction ................................................................................................................... 30 2 Rule 2 Definitions ...................................................................................................................... 30 3 Rule 3 (Granting Awards) ......................................................................................................... 31 4 Rule 5 (Before Vesting) ............................................................................................................. 32 5 Rule 6 (Vesting) ......................................................................................................................... 32 6 Rule 7 (Retention Period) ......................................................................................................... 33 7 Rule 8 (Leaving Employment) .................................................................................................. 34 8 Rule 12 (Vesting in connection with relocation) .................................................................... 34

A35346594/6.0/25 Mar 2024 ii 9 Rule 13 (Takeovers and other corporate events) ................................................................... 34 10 Rule 14 (Changing the Plan) .................................................................................................... 35 11 Rule 16 (Limits on newly issued and treasury shares) ......................................................... 35 12 Rule 17 (General) ....................................................................................................................... 35 13 Severability ................................................................................................................................ 36

A35346594/6.0/25 Mar 2024 1 Rules of the Rio Tinto PLC Equity Incentive Plan 2018 1 Introduction The Plan allows for the grant of Awards in the form of: (a) Conditional Awards - Awards under which the Participant receives Shares for free automatically to the extent the Award Vests; (b) Options - Awards under which the Participant can acquire Shares, to the extent their Award has Vested, at a price (which may be zero) set when the Option is granted; or (c) Forfeitable Shares - Awards under which the Participant receives free Shares on grant which are subject to a requirement that the Participant gives the Shares back to the extent the Award lapses. Conditional Awards and Options can also be granted on the basis that they will only ever be satisfied with a cash payment equal to the value of the Shares to which the Participant would otherwise be entitled (less any Option Price). Awards will Vest over a period set by the Directors for each Award and Vesting or grant may be subject to Performance Conditions or other conditions. After Vesting, Awards may also be subject to a Retention Period. This introduction does not form part of the rules. 2 Definitions In these rules: “Acquiring Company” means a person who has or obtains Control of the Company; “Additional Shares” has the meaning set out in rule 6.3 (Dividend Equivalent); “Award” means a Conditional Award, Forfeitable Shares or an Option; “Award Date” means the date on which an Award is granted under rule 4 (Documentation of Awards); “Bonus Deferral Award” means a Time-based Award which is granted to the Participant in lieu of bonus which they might otherwise have been paid in cash and which is designated as such by the Directors under rule 3.3.2 (Terms set at grant); “Business Day” means a day on which the London Stock Exchange is open for the transaction of business; “Clawback Policy” means the Rio Tinto Incentive-Based Compensation Clawback Policy adopted by the Directors on 19 October 2023, as amended from time to time; “Closed Period” has the meaning defined under Article 19(11) of the UK version of the Market Abuse Regulation (EU) No 596/2014 (Market Abuse Regulation) which is part of UK law (as

A35346594/6.0/25 Mar 2024 2 assimilated law by virtue of the European Union (Withdrawal) Act 2018 and Retained EU Law (Revocation and Reform) Act 2023) or any successor or equivalent regulatory provision; “Company” means Rio Tinto plc; “Conditional Award” means a conditional right to acquire Shares for free granted under the Plan; “Consideration Point” means the earlier of: (a) such time as the Directors considers that the outcome and/or significance of any internal or external investigation, actions or other events or circumstances is fully understood; (b) any date on which Vesting would otherwise occur under rules 13.1 (Takeover) or 13.3 (Demerger or other corporate event); and (c) such earlier time which the Directors may in its absolute discretion determine, but not later than the fifth anniversary of the date on which the Award would have Vested but for the postponement of such Vesting under rule 9 (Suspension); “Control” has the meaning given to it in Section 995 of the Income Tax Act 2007; “Corporate Event” means, in relation to the Company: (a) any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of Shares; or (b) any reverse takeover (not being a change in Control of the Company), merger by way of a dual listed company or other significant corporate event, as determined by the Directors; “Dealing Restrictions” means any restriction on dealing in securities imposed by regulation, statute, order, directive, the rules of any stock exchange on which Shares are listed or any code adopted by the Company as varied from time to time; “Detrimental Activity” means, as established to the satisfaction of the Directors, and without the prior written consent of the Company, the Participant being in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Participant’s employment contract, their termination arrangements or any internal policies); “Directors” means, subject to rule 13.5 (Directors), the remuneration committee of the board of directors of the Company or any other committee comprised of non-executive directors of the board of the Company or any other person to whom any such committee has delegated any of its functions under these rules; “Dividend Equivalent” means a conditional entitlement to an amount linked to Dividends; “Dividends” in relation to a particular Award, means dividends on Shares (excluding any non- ordinary dividend which the Directors determine should be excluded) the record date for which was within the period between the Award Date and the day before the date on which those Shares are registered in the name of the relevant Participant (both dates inclusive);

A35346594/6.0/25 Mar 2024 3 “Exco” means the executive committee of the Company; “Final Lapse Date” means the latest date on which an Option will lapse which will be the date set by the Directors under rule 3.3.8 (Terms set at grant) or, if no date is set, the date 10 years after the Award Date; “Forfeitable Share Agreement” means the agreement referred to in Schedule 1 to these rules; “Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement; “Grantor” means the Company or any other entity which grants or has agreed with the Company to satisfy an Award under the Plan; “Group” means the Company, Subsidiaries and any other company which is associated with the Company and is so designated by the Directors for some or all purposes of the Plan and “Member of the Group” shall be construed accordingly; “London Stock Exchange” means London Stock Exchange plc or any successor; “Option” means a conditional right to acquire Shares by the exercise of that right granted under the Plan; “Option Price” means the amount (which may be zero) payable on the exercise of an Option set by the Directors under rule 3.3.8 (Terms set at grant); “Owned Shares” means Shares subject to a Retention Period which are transferred or issued into the beneficial ownership of the Participant as set out in rule 7.1.1(i) (Retention Period); “Participant” means a person who holds, or who has held, an Award or their personal representatives; “Performance Condition” means any condition linked to performance imposed under rule 3.3.5 (Terms set at grant); “Performance-based Award” means an Award as so designated by the Directors under rule 3.3.2 (Terms set at grant); “Plan” means these rules known as “The Rio Tinto plc Equity Incentive Plan 2018”, as changed from time to time; “Retention Period” means the period after Vesting during which a Participant is required to retain their Shares as set out in rule 7 (Retention Period); “Retention Shares” means any Vested Shares and any Additional Shares which the Participant is required to retain during the Retention Period; “Review Period” means, in relation to a particular Award, the period from the date on which the Award Vests until: (a) in relation to an Award granted on or before 8 May 2024, two years following the Vesting of that Award; and

A35346594/6.0/25 Mar 2024 4 (b) in relation to an Award granted after 8 May 2024, the later of: (i) two years following the Vesting of that Award; and (ii) two years following the end of any Retention Period applicable to that Award, except where rule 11.2.5 (General) applies; “Rio Tinto Group” means each Member of the Group and Rio Tinto Limited and its subsidiaries; “Shares” means fully paid ordinary shares the Company; “Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; “Time-based Award” means an Award as so designated by the Directors under rule 3.3.2 (Terms set at grant); “Vesting”, subject to the rules: (a) in relation to Conditional Awards, means a Participant becoming entitled to have the Shares (or cash if rule 6.4 (Cash or share alternative) applies) transferred to them; (b) in relation to an Option, means an Option becoming exercisable; and (c) in relation to Forfeitable Shares, means the restrictions set out in the Forfeitable Share Agreement ceasing to have effect as described in rule 6.2.3 (Consequences of Vesting), and “Vest” and “Vested” shall be construed accordingly; and “Vesting Date” means the date set for Vesting of an Award under rule 3.3.6 (Terms set at grant). If there is any conflict between two provisions in these rules under which an Award will lapse, the one which gives rise to the earlier lapse will prevail. 3 Granting Awards 3.1 Eligibility The Grantor may select any employee of a Member of the Group to be granted an Award. 3.2 Timing of Awards Awards may only be granted within 42 days starting on any of the following: 3.2.1 the date of shareholder approval of the Plan; 3.2.2 the end of any Closed Period; 3.2.3 any day on which the Directors resolves that exceptional circumstances exist which justify the grant of Awards; 3.2.4 any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or 3.2.5 the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

A35346594/6.0/25 Mar 2024 5 No Awards may be granted after 10 April 2028 or such earlier date as the Directors may specify. 3.3 Terms set at grant When granting an Award, the Directors will set the following terms: 3.3.1 whether the Award will take the form of: (i) a Conditional Award; (ii) an Option; (iii) Forfeitable Shares; or (iv) a combination of these; 3.3.2 where relevant, designate an Award as a Bonus Deferral Award, Time-based Award or a Performance-based Award; 3.3.3 whether the Vesting of a Time-based Award will be subject to a Performance Condition; 3.3.4 subject to rule 3.5 (Size of Awards), the number of Shares subject to the Award or how that number will be determined; 3.3.5 the terms of any Performance Condition or other condition set under rule 3.4 (Performance Conditions); 3.3.6 one or more Vesting Dates (unless specified in a Performance Condition) and, if there is more than one, the proportion of the Award which can Vest on each one (or how that will be determined); 3.3.7 whether or not a Retention Period will apply and, if so, when it will normally end and how the number of Retention Shares will be determined; 3.3.8 in the case of an Option: (i) the Option Price; and; (ii) the Final Lapse Date which will not be more than 10 years after the Award Date; and 3.3.9 any other terms or conditions of the Award. 3.4 Performance Conditions The Directors may decide that Vesting of an Award will be conditional: 3.4.1 on the satisfaction of one or more conditions set by the Directors on grant linked to the performance of the Company, the Participant and/or any business unit or Member of the Group; and/or 3.4.2 any other condition or conditions set by the Directors, which, in either case, may provide that the Award will lapse to the extent that it is not satisfied. The Directors may amend a Performance Condition in accordance with its terms or if anything happens which causes the Directors reasonably to consider the amended Performance

A35346594/6.0/25 Mar 2024 6 Condition would be a fairer measure of performance. The Directors may waive or change any other condition in such manner as it sees fit. 3.5 Size of Awards 3.5.1 An Award to be granted to a director of the Company will not exceed any applicable maximum set out in the approved directors’ remuneration policy (as defined in section 226B(2) of the Companies Act 2006). 3.5.2 The number of Shares subject to a Deferred Bonus Award will be determined on the basis set out in the relevant short term incentive plan and in accordance with any relevant remuneration policy. 3.6 No payment for an Award A Participant is not required to pay for the grant of an Award. 4 Documentation of Awards 4.1 Conditional Awards and Options An Award (other than an Award of Forfeitable Shares) will be granted either by deed or by a Directors’ resolution. 4.2 Forfeitable Shares Where an Award takes the form of Forfeitable Shares, the procedure set out in Schedule 1 to this Plan will apply. 5 Before Vesting 5.1 Voting and dividends 5.1.1 A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant. 5.1.2 Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses. 5.2 Transfer A Participant may not transfer, assign, charge or otherwise dispose of an Award or any rights in respect of it nor use an Award or any Shares subject to an Award as collateral for a loan or in any other context. If they do, whether voluntarily or involuntarily, then the Award will immediately lapse. This rule 5.2 does not apply: 5.2.1 to the transmission of an Award on the death of a Participant to the person entitled by law to deal with the estate; 5.2.2 to an assignment by way of court order;

A35346594/6.0/25 Mar 2024 7 5.2.3 to the assignment of an Award where the Directors consider that the Participant is no longer in a position to manage their own affairs by reason of ill-health; or 5.2.4 in any other circumstances if the Directors so decide. 5.3 Adjustment of Awards 5.3.1 Subject to all applicable laws and listing rules, the Directors may make such adjustments as they consider appropriate, if any, to: (i) the description, number and/or class of Shares or securities subject to an Award; and/or (ii) any cash payment to be made under these rules, in the event of any of the circumstances set out in rule 5.3.2. 5.3.2 The circumstances are: (i) a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or a demerger (in whatever form); (ii) a Corporate Event; and/or (iii) a takeover, demerger or other reconstruction (excluding liquidation or receivership) of any other company with which the Company's performance is compared. 5.3.3 Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where rule 5.3.2 applies. Any Shares, securities or rights allotted to a Participant as a result of such an event will be: (i) treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and (ii) subject to the rules of the Plan and the terms of the Forfeitable Share Agreement. 6 Vesting 6.1 Timing and extent of Vesting Subject to the rest of these rules, an Award will Vest on the later of the following: 6.1.1 the Vesting Date; and 6.1.2 the date on which the Directors determine the extent to which any Performance Condition or any other condition is satisfied. The Award will only Vest to the extent that any Performance Condition or other condition is satisfied.

A35346594/6.0/25 Mar 2024 8 The Vesting of an Award will be delayed: 6.1.3 if on the proposed date of Vesting a Dealing Restriction applies to a Participant which would prevent the Vesting of their Award and the sale of their Vested Shares to pay any tax liability, in which case the Award will Vest on the first date on which such Dealing Restriction ceases to apply to them; or 6.1.4 regardless of rule 6.1.3, if the proposed date of Vesting falls within a Closed Period then, unless the Directors decide otherwise, for any Participant whose transactions in Shares are announced to the market and any other Participants as the Directors may decide, Vesting will occur on the day after the day on which the Closed Period ends. If the issue or transfer of Shares in satisfaction of an Award is prevented by any Dealing Restriction, the period for such issue or transfer will be delayed for that Award until the Dealing Restriction no longer prevents it. 6.2 Consequences of Vesting 6.2.1 If an Award takes the form of a Conditional Award, within 30 days of Vesting (or as soon as reasonably practicable after that), the Grantor will arrange (subject to the rest of this rule 6 and rules 7 (Retention Period), 9 (Suspension), 10 (Malus), 15 (Tax) and 17.6 (Consents)) for the issue or transfer to, or to the order of, the Participant of the number of Shares in respect of which the Award has Vested. 6.2.2 A Participant can only exercise an Option to the extent it has Vested. To exercise it, the Participant must give notice in such form as the Grantor may prescribe and comply with such arrangements as the Grantor determines for the payment of the Option Price (if any) including, without limitation, the sale of sufficient Shares to procure the payment of the Option Price. Subject to the rest of this rule 6 and rules 7 (Retention Period), 9 (Suspension), 10 (Malus), 15 (Tax)and 17.6 (Consents), the Grantor will arrange for the number of Shares in respect of which an Option has been exercised to be issued or transferred to the Participant within 30 days of the date on which the Option is exercised or as soon as reasonably practicable after that. An Option will lapse at the end of business on the Final Lapse Date if it does not lapse earlier under these rules. 6.2.3 To the extent an Award of Forfeitable Shares Vests, the restrictions contained in the Forfeitable Share Agreement will cease to apply. 6.3 Dividend Equivalent Except in the case of a Participant who is granted an Option with an Option Price set at market value at grant, a Participant will be entitled on the issue or transfer of Vested Shares on or following the Vesting of a Conditional Award or the exercise of an Option to a number of additional Shares (“Additional Shares”) calculated on the basis set out below, unless the Directors decide to use a different basis: X = D / P, rounded down to the nearest whole number, where: X is the number of Additional Shares; D is the aggregate cash amount of all Dividends which would have been paid to the relevant Participant in respect of the number of Vested Shares if that number of Shares

A35346594/6.0/25 Mar 2024 9 had been registered in the name of the Participant on the Award Date, excluding any imputed or associated tax credits or rebates; and P is the average of the closing price of Shares on the London Stock Exchange over the five Business Days ending on the Business Day before the Vesting of the Award, or such other date as the Directors decide. If the Directors so decide and regulatory requirements permit, the amount payable under this rule may be satisfied in cash. In this instance, the amount payable is equal to D. For the avoidance of doubt, where there has been an adjustment in the number of Shares subject to an Award pursuant to rule 5.3 (Adjustment of Awards), then for the purposes of calculating D in the formula above, the value of any Dividends which had a record date falling (i) before the date of the adjustment will be calculated by reference to the number of shares under the Award on the Award Date before the adjustment and (ii) after the date of adjustment will be based on the revised number of Shares under the Award which resulted from the adjustment. 6.4 Cash or share alternative The Grantor can decide to satisfy any entitlement under an Award (other than Forfeitable Shares) to: 6.4.1 Shares by paying a cash amount; or 6.4.2 cash by issuing or transferring Shares. In either case the entitlement will be satisfied based on the market value of the Shares on the date the Participant becomes entitled as determined by the Directors (less any Option Price, in the case of an Option). 6.5 Automatic exercise of Options where Dealing Restrictions apply and Option would otherwise lapse 6.5.1 To the extent that: (i) a Vested Option has not been exercised by the close of the Business Day before the date on which it lapses; and (ii) it is in the money on that day, the Company will, unless the Directors decides otherwise, treat it as having been exercised on that day. 6.5.2 If it does treat the Option as having been exercised, the Company will arrange for sufficient Shares resulting from the exercise to be sold on behalf of the Participant to raise an amount (after costs of sale) equal to the Option Price and any tax or social security required to be withheld under rule 15 (Tax). The remaining Shares subject to the Option will be issued or transferred as set out in rule 6.2.2 (Consequences of Vesting). 6.5.3 An Option is “in the money” on any day if the Directors estimate that, if all the Shares resulting from exercise were sold on that day, the sale proceeds (after making a

A35346594/6.0/25 Mar 2024 10 reasonable allowance for any costs of sale and taxes) would be more than the Option Price. 6.5.4 The Participant may give notice, at any time before the day referred to in rule 6.5.1, requesting that this rule 6.5 should not apply to the Option. 6.5.5 No Member of the Group will be liable for any loss a Participant may suffer as a result of the application or failure to apply this rule 6.5. 7 Retention Period This rule 7 applies if the Directors determine under rule 3.3.7 that a Retention Period applies in relation to an Award. 7.1 How the Retention Period will apply to an Award 7.1.1 On or before an Award Vests, the Directors will determine: (i) subject to rule 7.2 (Tax), the number of Retention Shares which will be issued or transferred into the beneficial ownership of the Participant (“Owned Shares”) and held in accordance with this rule 7; and (ii) if the Award is an Option, whether the Option must be exercised at Vesting to create Owned Shares or whether Shares subject to the Vested but unexercised Option may count as Retention Shares. 7.1.2 Where the Directors have determined that Owned Shares will be issued or transferred to the Participant, they will calculate the number of Shares which Vest in accordance with rule 6.1 (Timing and extent of Vesting) together with the associated Additional Shares and will issue or transfer the beneficial ownership of the Retention Shares (if not already held in respect of an Award of Forfeitable Shares), for no consideration, to any person specified by the Directors to be held during the Retention Period under this rule 7. 7.1.3 Where the Award is an Option and the Directors have determined that it may continue during the Retention Period, the Option will become exercisable as described in rule 6.2 (Consequences of Vesting) and any Retention Shares acquired on the exercise of the Option during the Retention Period (less any shares sold to pay tax pursuant to rule 15 (Tax)) will be held as Owned Shares. 7.1.4 If required to do so by the Directors, the Participant must enter into an agreement setting out the basis on which the Owned Shares will be held under this rule 7. If the Participant does not do so in the manner and within the timeframe specified by the Directors, unless the Directors decide otherwise, the Award will lapse and the Owned Shares will not be issued or transferred (or will be forfeited if already issued or transferred). 7.2 Tax 7.2.1 Where tax is payable before the end of the Retention Period, then rule 15 (Tax) will apply and the Retention Period will apply in respect of the remainder of the Retention Shares.

A35346594/6.0/25 Mar 2024 11 Shares may be issued or transferred and sold to the extent necessary to satisfy the liability under that rule. 7.2.2 In respect of any Awards granted after 8 May 2024, the Participant must enter into any elections in relation to the Retention Shares required by the Directors including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003. If the Participant does not do so within any period specified by the Directors, unless the Directors decide otherwise, the Award will lapse at the end of that period and the Retention Shares will not be issued or transferred (or they will be forfeited if already issued or transferred). 7.3 Rights during the Retention Period The following provisions will apply to Owned Shares during the Retention Period: 7.3.1 The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Owned Shares from the date the Participant becomes the beneficial owner. 7.3.2 The Participant may not transfer, assign, charge or otherwise dispose of the Owned Shares or any interest in them nor use Retention Shares as collateral for a loan or in any other context (or instruct anyone to do so) except in the case of: (i) the sale of sufficient entitlements nil-paid in relation to Shares to take up the balance of the entitlements under a rights issue or similar transaction, as determined by the Directors; (ii) a forfeiture as described in rule 7.5 (Forfeiture of Owned Shares); or (iii) the sale to fund any tax in accordance with rule 7.2 (Tax). 7.3.3 Any securities which the Participant receives in respect of Owned Shares as a result of an event described in rule 5.3.2 (Adjustment of Awards) during the Retention Period will, unless the Directors decides otherwise, be subject to the same restrictions as the corresponding Owned Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that their number exceeds the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights. 7.4 Leaving employment during the Retention Period In respect of any Awards granted after 8 May 2024, subject to rule 7.6 (End of the Retention Period), unless one of the circumstances in rules 8.2.1 to 8.2.4 (Leaving in specific circumstances) applies, if a Participant gives or receives notice to terminate their employment and/or leaves employment (as defined in rule 8.8.1 (General)) before the end of the Retention Period, then their Retention Shares will be forfeited in accordance with rule 7.5 (Forfeiture of Owned Shares) on the date on which notice to terminate employment is given by the Participant or the Participant’s employer or, with the consent of the Participant’s employer or if the Directors so decide, the date on which the Participant leaves employment.

A35346594/6.0/25 Mar 2024 12 7.5 Forfeiture of Owned Shares 7.5.1 For the avoidance of doubt, clawback (under rule 11 (Clawback)) will apply to the Retention Shares during the Retention Period. 7.5.2 To the extent that Owned Shares are forfeited, whether under rules 7.4 (Leaving employment during the Retention Period), 11 (Clawback) or otherwise, the Participant is deemed to consent to the immediate transfer of the beneficial ownership of the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Directors. 7.6 End of the Retention Period 7.6.1 The Retention Period will end on the earliest of the following: (i) the date on which the Retention Period would normally end, as set by the Directors in relation to the Award under rule 3.3.7 (Terms set at grant); (ii) the date on which the Participant dies; (iii) the date on which Awards vest on a takeover or other transaction under rule 13 (Takeovers and other corporate events); and (iv) such earlier date as the Directors may decide. 7.6.2 At the end of a Retention Period the restrictions relating to Owned Shares in rule 7.3.2 (Rights during the Retention Period) will cease to apply and the Shares will be transferred to the Participant or as the Participant may direct. 8 Leaving employment 8.1 General rule on leaving employment Unless rule 8.2 (Leaving in specific circumstances) or rule 8.5 (Death) applies, if a Participant gives or receives notice to terminate their employment and/or leaves employment (as defined in rule 8.8.1 (General)) before their Award Vests then their Award will lapse on the date on which notice to terminate employment is given by the Participant or the Participant’s employer or, with the consent of the Participant’s employer or if the Directors so decide, the date on which the Participant leaves employment. 8.2 Leaving in specific circumstances If a Participant leaves employment by reason of: 8.2.1 ill-health, injury or disability (established to the satisfaction of the Participant’s employer or the Directors); 8.2.2 the Participant’s employing company ceasing to be a Member of the Group; 8.2.3 a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Member of the Group; or 8.2.4 any other reason, if the Directors so decide in their absolute discretion in any particular case,

A35346594/6.0/25 Mar 2024 13 then their Award will not lapse, but will Vest in accordance with the provisions of rules 8.3 (Timing of Vesting) and 8.4 (Extent of Vesting of Award), provided that the Directors in their absolute discretion may vary the application of rules 8.3 (Timing of Vesting) and 8.4 (Extent of Vesting of Award) and determine an alternative basis and any terms on which the Award will Vest and any Option may be exercised and, for the avoidance of doubt, the Directors can make a different determination as to the extent an Award or Option Vests in respect of different Awards or Options held by the same Participant. 8.3 Timing of Vesting Where rule 8.2 (Leaving in specific circumstances) applies: 8.3.1 a Performance-based Award will Vest on the date it would have Vested if the Participant had not left employment unless the Directors decide at any time that the Award will Vest earlier; 8.3.2 a Time-based Award will Vest on the date of leaving employment unless the Directors decide at any time that the Award will vest on a later date; and 8.3.3 any Time-based Award, including any Bonus Deferral Award, held by a member of the Exco will Vest on the date it would have Vested if the Participant had not left employment unless rule 8.5 (Death) applies. 8.4 Extent of Vesting of Award Where rule 8.2 (Leaving in specific circumstances) applies: 8.4.1 the Award will Vest to the extent any Performance Condition is satisfied on the date of Vesting and if an Award Vests earlier than the Vesting Date the Directors will determine the extent to which any Performance Condition is satisfied in accordance with its terms or, if there are no such terms, in such manner as they consider reasonable; 8.4.2 unless the Directors decide otherwise, and except in the case of a Bonus Deferral Award or a Performance-based Award granted on or before 8 May 2024, the number of Shares in respect of which the Award would otherwise Vest will be reduced by the proportion which the number of complete days from the date the Participant left employment to the Vesting Date bears to the number of complete days in the period from the Award Date to the Vesting Date; 8.4.3 unless the Directors decide otherwise, in the case of a Performance-based Award granted on or before 8 May 2024 where the Participant leaves employment before the third anniversary of the Award Date, the number of Shares in respect of which the Award would otherwise Vest will be reduced by the proportion which the number of complete days from the date the Participant left employment to the third anniversary of the Award Date bears to the number of complete days in the period from the Award Date to the third anniversary of the Award Date; and 8.4.4 for the avoidance of doubt, a time pro-rated reduction under this rule will not apply to a Bonus Deferral Award at all or, unless the Directors decide otherwise, to a Performance- based Award where the Participant leaves employment on or after the third anniversary of the Award Date.

A35346594/6.0/25 Mar 2024 14 8.5 Death If a Participant dies before Vesting, their Award will Vest on the date of death and rule 8.4 (Extent of Vesting of Award) will apply. If a Participant left employment before death where rule 8.2 (Leaving in specific circumstances) applied then, unless the Directors decide otherwise, any pro-rating of their Award will be by reference to the date the Participant left employment. 8.6 Treatment of Options after leaving If the holder of an Option dies or otherwise leaves employment: 8.6.1 before Vesting where rule 8.2 (Leaving in specific circumstances) applies; or 8.6.2 after Vesting for any reason (except as described below), their Option will be exercisable for 12 months from the later of: 8.6.3 the date on which the Option Vests; and 8.6.4 the date on which the Participant left, after which the Option will lapse, but the Directors may reduce or extend that period (but not beyond the Final Lapse Date). However, if a Participant leaves employment after Vesting because of misconduct or breach of the terms of their employment, their Award will lapse on the day they leave employment unless the Directors determines otherwise and, for the avoidance of doubt, rule 6.5 (Automatic exercise of Options where Dealing Restrictions apply and Options would otherwise lapse) will not apply. 8.7 Detrimental activity If a Participant leaves employment where rule 8.2 (Leaving in specific circumstances) applies, unless the Directors decide otherwise, the Participant’s Award will lapse if they engage in Detrimental Activity and, if relevant, rule 6.5 (Automatic exercise of Options where Dealing Restrictions apply and Options would otherwise lapse) will not apply. 8.8 General 8.8.1 A Participant will only be treated as “leaving employment” when they are no longer an employee or director of any Member of the Group. 8.8.2 Notwithstanding anything else in this rule 8, a transfer of employment to or immediate re-employment by Rio Tinto Limited or any subsidiary of it which Rio Tinto Limited has Control of will not, whether or not that entity is a Member of the Group, constitute leaving employment for the purposes of these rules and these rules will continue to apply to that Participant as if Rio Tinto Limited and its subsidiaries were each a Member of the Group, unless the Directors decide otherwise.

A35346594/6.0/25 Mar 2024 15 9 Suspension 9.1 Application Notwithstanding anything else in these rules, the Directors may, at any time before an Award has Vested or upon any cessation of employment and in their absolute discretion, decide that where there is an internal or external investigation which relates to, or may relate to, the Participant the Vesting of the Award (and consideration of the Vesting of the Award) will be postponed until the Consideration Point. The following will apply where there is a postponement under this rule 9: 9.1.1 The Award will continue and will neither Vest nor lapse until the Consideration Point. 9.1.2 At the Consideration Point, the Committee will consider the use of its discretions and powers under this rule 9 and rule 10.1 (Malus). For the avoidance of doubt, there may be an adjustment or further adjustment under this rule 9 at the Consideration Point. 9.1.3 If a Participant leaves employment after the date on which the Award would have Vested, but for the operation of this rule 9 then, unless the Directors decide otherwise, rule 8.1 (General rule on leaving employment) will not apply. At the Consideration Point, the Committee will consider both the use of its discretions and powers under rules 8.1 (General rule on leaving employment), 8.2 (Leaving in specific circumstances), 9 and 10.1 (Malus). The Award will Vest only to the relevant extent determined by the Committee. 9.1.4 In making its determinations at the Consideration Point, the Committee can (without limitation) take into account the extent to which the Participant cooperates fully with all internal and external investigations, any matters, conduct or circumstances that arise from any such investigations and the conclusions and outcome of any investigation. 9.2 General 9.2.1 Rule 9.1 may be applied in different ways to different Participants in relation to the same or different events, or in different ways for the same Participant in relation to different Awards. 9.2.2 The Directors will notify the Participant of any application of this rule 9. 9.2.3 Without limiting rule 17.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of any adjustment under this rule 9. 10 Malus 10.1 Application Where the Directors consider that an exceptional circumstance has occurred, the Directors may, at any time before an Award has been satisfied, determine in their absolute discretion (other than where rule 10.1.8 applies, in which case the Directors will determine) that the Vesting of a Participant's Award to the extent determined in accordance with the other rules of the Plan is not justified and may (other than where rule 10.1.8 applies, in which case the Directors will) reduce the level of Vesting or determine that the Award does not Vest or, in the case of a Vested but

A35346594/6.0/25 Mar 2024 16 unexercised Option, reduce the number of Shares under that Option. The circumstances in which the Directors may (or will) exercise their discretion under this rule 10.1 may include, inter alia: 10.1.1 any fraud or misconduct by the Participant or an exceptional event or events that has had or may have a material effect on the value or reputation of any Member of the Group (excluding an exceptional event or events which have a material adverse effect on global macroeconomic conditions); 10.1.2 an error (including a misstatement or omission) is found in any published financial statements of the Rio Tinto Group or any business division of the Rio Tinto Group requiring a material downward restatement or which otherwise is material to the Rio Tinto Group or the business division, or where information has emerged since the Award Date which would have affected the size of the Award granted; 10.1.3 the personal performance of the Participant, of their product group or of the Rio Tinto Group does not, in the reasonable opinion of the Directors, justify Vesting to the extent otherwise determined in accordance with the other rules of the Plan or where the Participant’s conduct or performance has been in breach of their employment contract, any laws, rules or codes of conduct applicable to them or the standards reasonably expected of them; 10.1.4 the performance of the company, business or undertaking in which a Participant worked or works or for which they were or are directly or indirectly responsible is found to have been misstated or based upon any material misrepresentation and which resulted in the Award being granted over a greater number of Shares than would otherwise have been the case; 10.1.5 where any team, business area, Member of the Group or profit centre in which the Participant works or worked has been found guilty in connection with any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it; 10.1.6 the occurrence of an event or events, or any action, inaction or omission by a Participant or any Member of the Group that has a material impact on the Group’s social licence to operate wherever in the world; 10.1.7 the occurrence of a catastrophic safety or environmental event or events; and/or 10.1.8 where required pursuant to the Clawback Policy or any other policy relating to malus or clawback adopted by the Company from time to time. 10.2 General 10.2.1 For the avoidance of doubt, rule 10.1 can apply even if the Participant was not responsible for the event in question or, where relevant, if it happened before the grant of the Award. 10.2.2 Rule 10.1 may be applied in different ways for different Participants in relation to the same or different events, or in different ways for the same Participant in relation to different Awards.

A35346594/6.0/25 Mar 2024 17 10.2.3 Rule 10.1 will not apply to an Award which has been exchanged in accordance with rule 13.4 (Exchange of Awards). 10.2.4 The Directors will notify the Participant of any application of this rule 10. 10.2.5 Without limiting rule 17.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of any adjustment under this rule 10, and the operation of rule 10.1 will not limit any other remedy any Member of the Group may have in relation to the circumstances in which rule 10.1 is operated. 11 Clawback 11.1 Application 11.1.1 During the Review Period for any Award where the Directors consider that an exceptional circumstance has occurred, or, at any time where the Clawback Policy applies, the Directors may (other than where rule 11.1.2(viii) applies, in which case the Directors will) determine in their absolute discretion that any one or more of the following apply: (i) that: (a) any other Award held by the Participant be reduced (including to zero); (b) any Shares previously received by the Participant under this Plan including any Owned Shares, or such number as are specified by the Directors, be transferred for nil consideration to any person specified by the Directors; or (c) failing or instead of the transfer of such Shares under paragraph (b) above, an amount in cash equal to the value of the Shares at a date determined by the Directors or such lower amount as the Directors may specify, be paid to the Company or as it may direct by the Participant; (ii) the Participant must pay a cash amount equal to the dividends or other rights or benefits (in each case, calculated as set out in a notification to the Participant but excluding any imputed or associated tax credits or rebates, such as any Australian franking credits, in relation to those dividends, rights or benefits) paid on or attributed to a Share previously received by the Participant under this Plan including any Owned Shares since Vesting; and/or (iii) the Company, the Participant’s employing company or any other Member of the Group may withhold from or offset against any distribution, bonus, payment (including salary) or grant or vesting of any other award to which a Participant may be entitled in connection with their employment with any Member of the Group, such an amount as the Directors consider appropriate. 11.1.2 The circumstances referred to in rule 11.1.1 may include, inter alia: (i) any fraud or misconduct by the Participant or an exceptional event or events that has had or may have a material effect on the value or reputation of any Member

A35346594/6.0/25 Mar 2024 18 of the Group (excluding an exceptional event or events which have a material adverse effect on global macroeconomic conditions); (ii) an error (including a misstatement or omission) is found in any published financial statements of the Rio Tinto Group or any business division of the Rio Tinto Group requiring a material downward restatement or which otherwise is material to the Rio Tinto Group or the business division, or where information has emerged since the Award Date which would have affected the size of the Award granted or the extent to which it Vested; (iii) the personal performance of the Participant, of their product group or of the Rio Tinto Group did not, in the reasonable opinion of the Directors, justify Vesting to the extent otherwise determined in accordance with the other rules of the Plan or where the Participant’s conduct or performance has been in breach of their employment contract, any laws, rules or codes of conduct applicable to them or the standards reasonably expected of them; (iv) the performance of the company, business or undertaking in which a Participant worked or works or for which they were or are directly or indirectly responsible is found to have been misstated or based upon any material misrepresentation and which resulted in the Award being granted and/or Vesting over a greater number of Shares than would otherwise have been the case; (v) where any team, business area, Member of the Group or profit centre in which the Participant works or worked has been found guilty in connection with any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it; (vi) the occurrence of an event or events, or any action, inaction or omission by a Participant or any Member of the Group that has a material impact on the Group’s social licence to operate wherever in the world; (vii) the occurrence of a catastrophic safety or environmental event or events; and/or (viii) where required pursuant to the Clawback Policy or any other policy relating to malus or clawback adopted by the Company from time to time. 11.1.3 In making any determinations under rule 11.1.1 as to the number of Shares to be transferred or the amount of the cash to be paid by the Participant, the Directors may decide that the number of Shares or the amount of cash (as the case may be) be determined on either a gross basis or net of tax basis, other than where the Clawback Policy applies, where the determination must be completed on a gross of tax basis. If the Directors determine that the number of Shares or the amount of cash (as the case may be) is to be determined on a net of tax basis, the Directors may do so on the basis that the net of tax basis is to be applied only if the Participant enters into such deed of indemnity as the Directors may prescribe, in case any tax is refunded or is refundable to the Participant. The deed of indemnity may (without limitation) contain provisions for the recovery of tax and/ or employee social security contributions from the Participant and the process of liaison with any tax authority.

A35346594/6.0/25 Mar 2024 19 11.1.4 Where the Directors make a determination under rule 11.1.1, the Directors must notify the Participant and the Participant must, within 20 Business Days (or such other period as the Directors determine) of the date of that notice, comply with the requirements of the notice. 11.1.5 In making any determinations under rule 11.1.1, the Directors can take into account any information known to it at the time of the determination, regardless as to whether the information relates to events or circumstances that occurred before an Award was made, during the life of an Award, during the period before the Consideration Point, the Review Period or any other time. 11.2 General 11.2.1 For the avoidance of doubt, rule 11 can apply even if the Participant was not responsible for the event in question or if it happened before or after the Vesting or grant of the Award. 11.2.2 Rule 11.1.1 may be applied in different ways for different Participants in relation to the same or different events, or in different ways for the same Participant in relation to different Awards. 11.2.3 Rule 11.1.1 will not apply to an Award which has been exchanged in accordance with rule 13.4 (Exchange of Awards). 11.2.4 Clawback will not apply after a takeover (as defined in rule 13.1 (Takeover)) or where an Award vests under rule 13.3 (Demerger or Other Corporate Event), other than where the Clawback Policy applies. 11.2.5 If the Vesting of an Award has been postponed by the operation of rule 9 (Suspension) then this rule 11 (Clawback) will only apply in respect of that Award if the Award Vests within the Review Period which would have applied if the Vesting of the Award had not been postponed under rule 9 (Suspension) and the Review Period will not be extended because the Vesting of the Award was postponed. 11.2.6 The Directors will notify the Participant of any application of this rule 11. 11.2.7 Without limiting rule 17.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of any application of this rule 11, and the operation of rule 11.1.1 will not limit any other remedy any Member of the Group may have in relation to the circumstances in which rule 11.1.1 is operated. 12 Vesting in connection with relocation If a Participant who is not a director of the Company relocates to another jurisdiction before an Award Vests and, as a result: (a) the Participant or any Member of the Group is or may be subject to less favourable tax or social security treatment; or (b) the Vesting, exercise or satisfaction of the Award is or may be subject to any regulatory restriction, approval or consent,

A35346594/6.0/25 Mar 2024 20 the Directors may decide that the Award will Vest on such earlier date or dates and subject to such additional conditions as they may determine, including the retention of any Shares acquired on Vesting. In the case of an Option, the Directors may change the period during which it can be exercised or impose additional conditions upon the exercise. 13 Takeovers and other corporate events 13.1 Takeover 13.1.1 If there is a takeover (defined below), each Award will Vest, subject to rule 9 (Suspension) and rule 10 (Malus), on the date of the takeover. 13.1.2 Where rule 13.1.1 applies: (i) the Directors will determine the extent to which any Performance Condition has been satisfied to the date of the takeover (in accordance with its terms or, if they do not provide for it, in such manner as it considers reasonable) and the proportion of the Award which will Vest as a result; (ii) unless the Directors decide otherwise, and except in the case of a Bonus Deferral Award or a Performance-based Award, the number of Shares in respect of which the Award would otherwise Vest will be reduced by the proportion which the number of complete days from the date of the takeover to the Vesting Date bears to the number of complete days in the period from the Award Date to the Vesting Date; (iii) unless the Directors decide otherwise, in the case of a Performance-based Award where the takeover occurs before the third anniversary of the Award Date, the number of Shares in respect of which the Award would otherwise Vest will be reduced by the proportion which the number of complete days from the date of the takeover to the third anniversary of the Award Date bears to the number of complete days in the period from the Award Date to the third anniversary of the Award Date; and (iv) for the avoidance of doubt, a time pro-rated reduction under this rule will not apply to a Bonus Deferral Award at all or, unless the Directors decide otherwise, to a Performance-based Award where the takeover occurs on or after the third anniversary of the Award Date. 13.1.3 To the extent that an Award has not Vested, it will lapse as to the balance, unless exchanged under rule 13.4 (Exchange of Awards). 13.1.4 An Option will be exercisable for a period of one month from the date of the takeover, after which it will lapse (whether or not it Vested under this rule). 13.1.5 An Award will not Vest under rule 13.1.1 but will be exchanged under rule 13.4 (Exchange of Awards) if: (i) an offer to exchange Awards is made and accepted by a Participant; or

A35346594/6.0/25 Mar 2024 21 (ii) the Directors, with the consent of the Acquiring Company, decides before the person obtains Control that the Awards will be automatically exchanged. There is a “takeover” when: (i) a person (or a group of persons acting in concert) obtains Control of the Company whether or not as a result of making an offer to acquire Shares; or (ii) under Section 899 of the Companies Act 2006, a court sanctions a compromise or arrangement in connection with the acquisition of Shares, but not where the Directors determines rule 13.2 (Reconstruction) applies. 13.2 Reconstruction If there is any internal reconstruction, reorganisation, merger or acquisition of the Company which: 13.2.1 is not intended to result in; or 13.2.2 does not involve a significant change in the identity of the ultimate shareholders of the Company then the Directors may determine this rule 13.2 applies to any Awards which have not Vested by the day the reconstruction takes effect. The Directors will arrange for an Award to be replaced by an equivalent award of shares in the new parent company or companies as determined by the Directors. The Directors may amend any Performance Condition as it considers appropriate. 13.3 Demerger or Other Corporate Event 13.3.1 If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend), reconstruction or other transaction not falling within rule 13.1 (Takeover) which, in the opinion of the Directors, would affect the current or future value of any Award, the Directors may allow an Award to Vest (subject to rule 9 (Suspension) and rule 10 (Malus)) subject to any such conditions as the Directors may decide to impose. 13.3.2 Where rule 13.3.1 applies: (i) the Directors will determine the extent to which any Performance Condition has been satisfied to the date of the Vesting determined under rule 13.3.1 in accordance with its terms or, if they do not provide for it, in such manner as it considers reasonable, and the proportion of the Award which will Vest as a result; (ii) unless the Directors decide otherwise, and except in the case of a Bonus Deferral Award or a Performance-based Award, the number of Shares in respect of which the Award would otherwise Vest under rule 13.3.1 will be reduced by the proportion which the number of complete days from the date of Vesting under rule 13.3.1 to the Vesting Date bears to the number of complete days in the period from the Award Date to the Vesting Date; (iii) unless the Directors decide otherwise, in the case of a Performance-based Award where the Vesting under rule 13.3.1 occurs before the third anniversary

A35346594/6.0/25 Mar 2024 22 of the Award Date, the number of Shares in respect of which the Award would otherwise Vest under rule 13.3.1 will be reduced by the proportion which the number of complete days from the date of Vesting under rule 13.3.1 to the third anniversary of the Award Date bears to the number of complete days in the period from the Award Date to the third anniversary of the Award Date; and (iv) for the avoidance of doubt, a time pro-rated reduction under this rule will not apply to a Bonus Deferral Award at all or unless the Directors decide otherwise, to a Performance-based Award where the takeover occurs on or after the third anniversary of the Award Date. 13.3.3 To the extent that an Award has not Vested, it will lapse as to the balance. 13.3.4 The Directors will determine the period during which an Option may be exercised under this rule 13.3 (whether or not it Vested under rule 13.3.1) and whether or not it will lapse at the end of that period. 13.3.5 Participants will be notified if they are affected by the Directors exercising their discretion under this rule. 13.4 Exchange of Awards If an Award is to be exchanged under this rule 13.4, the exchange will take place as soon as practicable after the relevant event. The new award: 13.4.1 must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company; 13.4.2 must be equivalent to the existing Award, subject to rule 13.4.4; 13.4.3 will be treated as having been acquired at the same time as the existing Award and, subject to rule 13.4.4, will Vest in the same manner and at the same time; 13.4.4 must either: (i) be subject to a Performance Condition which is, so far as practicable, equivalent to any Performance Condition applying to the existing Award; or (ii) not be subject to any Performance Condition, but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 13.1 (Takeover); or (iii) be subject to such other terms as the Directors considers appropriate in all the circumstances; and 13.4.5 will be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 13.4.1.

A35346594/6.0/25 Mar 2024 23 13.5 Directors In this rule 13, “Directors” means those individuals who were members of a committee of the board of the Company referred to in the definition of Directors in rule 2 (Definitions) immediately before the change of Control. 14 Changing the Plan 14.1 Directors’ powers Except as described in the rest of this rule 14, the Directors may at any time change the Plan including the terms of any Award already granted in any way. 14.2 Shareholder approval 14.2.1 Except as described in rule 14.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan or any Award to the advantage of present or future Participants, which relates to: (i) eligibility; (ii) the limits on the number of Shares which may be issued under the Plan; (iii) any individual limit for each Participant under the Plan; (iv) the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or (v) the terms of this rule 14.2.1. 14.2.2 The Directors can change the Plan or any Award and need not obtain the approval of the Company in general meeting for any changes to a Performance Condition or other condition in accordance with rule 3.4 (Performance Conditions) or for minor changes: (i) to benefit the administration of the Plan; (ii) to comply with or take account of the provisions of any proposed or existing legislation; (iii) to take account of any changes to legislation; or (iv) to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant. 14.2.3 The Directors may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non- UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual and overall participation in the Plan.

A35346594/6.0/25 Mar 2024 24 14.3 Notice The Directors are not required to give Participants notice of any changes. 15 Tax The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award for which they will, or may be, liable. . The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions, other levies or any deductions required under the Rio Tinto Group’s policies on hypothetical taxes. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise. The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until they do so. 16 Limits on newly issued and treasury shares 16.1 Plan limits – 10 per cent An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted or awarded in the previous 10 years. 16.2 Plan limits – 5 per cent An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted or awarded in the previous 10 years. 16.3 Scope of Plan limits When calculating the limits in rules 16.1 (Plan limits – 10 per cent) and 16.2 (Plan limits – 5 per cent), Shares will be ignored: 16.3.1 where the right to acquire them has been released or has lapsed; and 16.3.2 which are committed to be issued under any Dividend Equivalent but will count towards such limits on their issuance. As long as so required by institutional shareholders, Shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

A35346594/6.0/25 Mar 2024 25 17 General 17.1 Terms of employment 17.1.1 This rule 17.1 applies during an employee’s employment with a Member of the Group and after the termination of an employee’s employment, whether or not the termination is lawful. 17.1.2 Nothing in the rules or the operation of the Plan forms part of the contract of employment of an employee. The rights and obligations arising from the employment relationship between the employee and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment. 17.1.3 No employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year. 17.1.4 The terms of the Plan do not entitle the employee to the exercise of any discretion in their favour. 17.1.5 The employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the employee (including, without limitation, any adjustment under rule 9 (Suspension) or rule 10 (Malus)) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee and their employer. 17.1.6 No employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to: (i) any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment); (ii) any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or (iii) the operation, suspension, termination or amendment of the Plan. 17.2 Directors’ decisions final and binding The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive. 17.3 Documents sent to shareholders The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

A35346594/6.0/25 Mar 2024 26 17.4 Costs The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other Member of the Group to bear the costs in respect of an Award (including, for example, any trading or other working costs) to that Participant. 17.5 Data protection 17.5.1 The basis for any processing of personal information about a Participant who is subject to the EU’s General Data Protection Regulation (2016/679) (or any successor laws, including its incorporation into UK law as the UK GDPR) is set out in the Company’s Share Plan Privacy Notice and is not the consent given under rule 17.5.2. The Share Plan Privacy Notice also contains details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review the Share Plan Privacy Notice. 17.5.2 By participating in the Plan, the Participant who is not subject to the EU’s General Data Protection Regulation (2016/679) (or any successor laws, including its incorporation into UK law as the UK GDPR) agrees to abide by the Company’s data protection policy from time to time in force, consents to the holding and processing of personal data (including sensitive personal data) provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan and for compliance with applicable procedures, laws and regulations. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing data to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan (including, without limitation, in relation to the circumstances concerning a Participant’s leaver status); (iii) providing data to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works; (iv) transferring data about the Participant to a country or territory that may not provide the same statutory protection for the data as the Participant’s home country (including jurisdictions outside the European Economic Area); and/or (v) as otherwise set out in the Plan documentation and/or as notified to the Participant from time to time. The Participant is entitled, on payment of a fee, to a copy of the personal data held about them. If anything is inaccurate the Participant has the right to have it corrected 17.6 Consents All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

A35346594/6.0/25 Mar 2024 27 17.7 Share rights Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date. 17.8 Listing If and for so long as Shares are listed on the Official List and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable. 17.9 Notices 17.9.1 Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet. 17.9.2 Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Directors or duly appointed agent may decide and notify Participants. 17.9.3 Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending. 17.10 Governing law and jurisdiction English law governs the Plan and the English Courts have non-exclusive jurisdiction in respect of any disputes arising.

A35346594/6.0/25 Mar 2024 28 Schedule 1 Grant of Forfeitable Shares Where an Award takes the form of Forfeitable Shares, the Participant must: 1. enter into an agreement with the Grantor that, to the extent that the Award lapses under the Plan, the Shares are forfeited and they will immediately transfer their interest in them, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor; 2. complete any elections required by the Directors, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (or similar elections in other jurisdictions) and elections to transfer any liability, or agreements to pay social security contributions; and 3. provide any other documentation which the Directors consider necessary or desirable to give effect to the terms of the Award, including a power of attorney or blank stock transfer form. If the Participant does not do any of the actions above within a period specified by the Directors, the Award will lapse at the end of that period. On or after the grant of Forfeitable Shares, the Grantor will procure that the relevant number of Shares are issued or transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan. Where applicable, the share certificates or other documents of title relating to any Forfeitable Shares may be retained by the Grantor.

A35346594/6.0/25 Mar 2024 29 Schedule 2 Cash Awards The Rules of the Rio Tinto plc Equity Incentive Plan 2018 will apply to a right (a “Cash Award”) to receive a cash sum granted or to be granted under this Schedule 2 as if it was a Conditional Award or an Option, except as set out in this Schedule 2. Where there is any conflict between the Rules and this Schedule 2, the terms of this Schedule 2 will prevail. 1. The Directors may grant or procure the grant of a Cash Award and designate it as a Conditional Award or an Option. 2. Each Cash Award will relate to a given number of notional Shares. 3. On the Vesting or exercise of the Cash Award the holder of that Award will be entitled to a cash sum which will be equal to the “Cash Value” of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting or exercise of the Cash Award as determined by the Directors. 4. The cash sum payable under paragraph 3 above will be paid by the employer of the Participant (or any other Member of the Group as the Directors decide) as soon as practicable after the Vesting or exercise of the Cash Award, net of any deductions (on account of tax, hypothetical tax or similar liabilities) as may be required by law or as required under the Rio Tinto Group’s policies on hypothetical taxes. 5. For the avoidance of doubt, a Cash Award will not confer any right on the holder of such an Award to receive Shares or any interest in Shares.

A35346594/6.0/25 Mar 2024 30 Schedule 3 France The purpose of this Schedule 3 is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Article 80 quaterdecies of the French tax code and Articles L. 225-197-1 et seq. of the French Code de commerce with respect to free shares and Article 80 bis III of the French tax code and Articles L. 225-177 of the French Code of Commerce with respect to stock options) to qualify for favourable income tax and social security treatments in France. The rules of the Plan, as amended by this Schedule 3, are based on the above-mentioned provisions of the French Code of Commerce (in force on the date when the Plan was adopted), subject to any subsequent change or provision required by legislation, regulations or interpretations thereof. Consequently, the rules of the Plan, as amended by this Schedule 3 will be applied and may be amended in accordance with such legislation, regulations and interpretations. In case of contradiction between (i) the Plan and/or the Award letter and (ii) the French Code of Commerce and/or the statement of practice of the French tax authorities, the French Code of Commerce and the statement of practice of the French tax authorities shall prevail. These rules are based on the assumption that the Shares are listed on a regulated stock exchange. The rules of the Plan shall apply subject to the modifications contained in this Schedule 3 whenever the Directors decide to grant a qualifying Award to a French tax resident Participant under this Schedule 3. The Directors may still decide to grant, to a French tax resident, Awards which terms and conditions may vary from this Schedule 3. Should that be the case, the Awards shall clearly indicate that they may not comply with this Schedule 3 and that they may not be qualifying for a favourable treatment under French tax and social security law. Information in square brackets is for information purposes. 1 Rule 1 Introduction No Forfeitable Shares shall be granted under this Schedule 3. Any reference in the Plan to Forfeitable Shares shall be deleted accordingly. 2 Rule 2 Definitions 2.1 The definitions of “Subsidiary” “Participant”, “Closed Period” and “Option Price” stated in rule 2 (Definitions) of the Plan shall be deleted and replaced by the following definitions: “Subsidiary” means (i) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; (ii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company; or (iii) a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company. “Participant” means a salaried employee of the Company or any Subsidiary, or a corporate officer of the Company or any Subsidiary holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively

A35346594/6.0/25 Mar 2024 31 président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant). “Closed Period” means: With respect to Conditional Awards, (i) the 10 trading days preceding and 3 trading days following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; and (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Shares and (y) the end of the tenth trading day following the date on which this information has been made public; and With respect to Options, (i) the 10 trading days preceding and following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; and (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Shares and (y) the end of the tenth trading day following the date on which this information has been made public. “Option Price” means an acquisition price which cannot be less than 80% of the average share price of the twenty trading sessions preceding the day of granting of such Option, provided that no Option can be granted within twenty trading sessions following a dividend payment or a capital increase. The acquisition price of share shall also not be lower than 80% of the price referred to in Article L. 225-179 §2 of the French Code of Commerce. 2.2 For the purpose of Awards granted under this Schedule 3, the following new definition shall be added to those stated in rule 2 (Definitions) of the Plan: “Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.” 2.3 The definition of “Vesting Date“ shall be supplemented as follows: With respect to Conditional Award, the Vesting Date shall not occur less than one year after the grant of the Award. 2.4 All capitalised terms used in this Schedule 3 and not otherwise defined herein shall have the meaning ascribed to them in the Plan. 3 Rule 3 (Granting Awards) 3.1 Rule 3.1 (Eligibility) shall be supplemented with the following provisions: “A grant of Awards shall comply with specific conditions when allocating Awards to corporate officers/directors: • With respect to Conditional Awards: with Article L225-197-1 II and L. 225-197-6 of the French Code of Commerce, as construed by statement of practice BOI-RSA-ES-20-20- 10-20-20170724 §440; and • With respect to Options: with Article L225-186-1 of the French Code of Commerce, as construed by statement of practice BOI-RSA-ES-20-10-10-20140812 §335.”

A35346594/6.0/25 Mar 2024 32 3.2 Last sentence of rule 3.2 (Timing of Awards) shall be deleted and replaced with the following provisions: “No Awards may be granted after the commencement of the seventy-sixth month after shareholder approval of the Plan or such earlier date as the Directors may specify.” 3.3 Rule 3.3.6 shall be supplemented with the following provisions: “, provided that, subject to rule 8.5 (Death and Defined Disability), with respect to Conditional Awards the Vesting Dates shall not result in a Vesting period being less than a year as of the granting of such Award” 3.4 Rule 3.3.7 shall be supplemented with the following provisions: “, provided that, with respect to (i) Conditional Awards, the Retention Period together with the Vesting period, subject to rules 8.5 (Death and Defined Disability) and 7.5.4 (End of the Retention Period), shall not result in a total period being less than two years as of the granting of such Conditional Award and (ii) an Option, the Retention Period shall not exceed three years following the transfer of the shares to the Participant, subject to rules 7.6.1 and 7.5.4 (End of the Retention Period)”. 3.5 Rule 3.5 (Size of Awards) shall be supplemented with the following provisions 3.5.3: “A grant of Awards cannot be made to any Participant already holding more than 10 per cent of the share capital of the Company, nor result in any Participant holding more than 10 per cent of the share capital of the Company.” 4 Rule 5 (Before Vesting) 4.1 In rule 5.2 (Transfer), the terms “This rule 5.2 does not apply:” and provisions 5.2.1 to 5.2.4 shall be replaced with the following terms: “This rule 5.2 applies subject to rule 8.5 (Death and Defined Disability).” 4.2 Rule 5.3 (Adjustment of Awards) shall be supplemented with a rule 5.3.4: “Notwithstanding anything in this Plan, no adjustment can be made if such adjustments is not permitted under the statement of practice realised by the French tax authorities with respect to stock-options and free shares. The Plan shall comply with Article L225-181 of the French Code of Commerce with respect to Options.” 5 Rule 6 (Vesting) 5.1 In rule 6.1 (Timing and extent of Vesting), the terms “, especially rule 8.5 (Death and Defined Disability), shall be added after the words “Subject to the rest of these rules”. 5.2 Rule 6.3 (Dividend Equivalent) shall be replaced as follows: “no Dividend Equivalent shall apply.” 5.3 Rule 6.4 (Cash or share alternative) shall be deleted under this Schedule 3. Any reference in the Plan to rule 6.4 (Cash or share alternative) shall be deleted accordingly. 5.4 Rule 6 (Vesting) shall be supplemented with a rule 6.6: “6.6. Existing Shares to be allocated

A35346594/6.0/25 Mar 2024 33 6.6.1 Conditional Awards If the Company is allocating existing Shares to the Participant, the Company shall hold the Shares the day preceding the day of allocation to the Participant1. 6.6.2 Options The Company is entitled to purchase the Shares to be allocated to the Participant the day preceding the day when the Option can be exercised2.” 6 Rule 7 (Retention Period) 6.1 In rule 7.1.2 (How the Retention Period will apply to an Award), the reference to “together with the associated Additional Shares” shall be deleted. 6.2 In rule 7.3.2 (Rights during the Retention Period), the words after “(or instruct anyone to do so)” shall be deleted. 6.3 In rule 7.6.1 (End of the Retention Period), (iii) and (iv) shall be deleted and replaced by the following: “(iii) in case of a Conditional Award, the date on which the Participant has a Defined Disability”. 6.4 In rule 7.6.2 (End of the Retention Period) the reference “and the Shares will be transferred to the Participant or as the Participant may direct” shall not apply as the Shares will have already been transferred to the Participant upon Vesting. 6.5 Rule 7.6 (End of the Retention Period) shall be supplemented with a rule 7.6.3: “Upon termination of the Retention Period, the Shares cannot be disposed of within the Closed Period, during which the sale of the Shares is prohibited.” 6.6 Rule 7.6 (End of the Retention Period) shall be supplemented with a rule 7.6.4: “Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group shall not be disposed before termination of the Participant’s executive duties. Alternatively, the Directors may decide that a fraction of the Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group will be in a registered (nominatif) form and will not be available for sale or transfer before termination of the Participant’s executive duties.” 1 Statement of practice BOI-RSA-ES-20-20-10-20-20170724 §1 2 Statement of practice BOI-RSA-ES-20-10-10-20140812 §190

A35346594/6.0/25 Mar 2024 34 6.7 Rule 7.6 (End of the Retention Period) shall be supplemented with a rule 7.6.5: “Notwithstanding anything in this Plan, the end of the Retention Period shall end in such a manner so that the combined duration of the vesting period (période d’acquisition) and the holding period (période de conservation) is not less than two years” Rule 7.6 (End of the Retention Period) shall be supplemented with a rule 7.6.6: “Notwithstanding anything in this Plan, the Retention Period for Shares resulting from the exercise of Options shall not exceed three years”. 7 Rule 8 (Leaving Employment) 7.1 Rule 8.5 (Death) shall be renamed “Death and Defined Disability” and replaced with the following provisions: “Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, the deceased Participant’s heirs may require, within six (6) months from the date of death, Vesting of the deceased’s Conditional Award and the transfer of the underlying Shares. The Shares will be transferred to the heirs of the Participant as soon as practicably possible following their request, and shall not be subject to any Retention Period. Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he/she can request at any time the Vesting of its Conditional Award and the transfer of the underlying Shares. Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Retention Period.” “Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his/her heirs may require, within six (6) months from the date of death, Vesting and the exercise of the deceased’s Options. The Shares will be transferred to the heirs of the Participant as soon as practicably possible following the exercise, and shall not be subject to any Retention Period. 8 Rule 12 (Vesting in connection with relocation) Earlier vesting under this rule may trigger adverse tax and social security impact. 9 Rule 13 (Takeovers and other corporate events) 9.1 With respect to Conditional Awards, Rule 13 (Takeovers and other corporate events) shall apply only to the extent it complies with Article L. 225-197-1-III of the French Code of Commerce, Article 80 quaterdecies III of the French tax code and the statement of practice BOI-RSA-ES- 20-20-10-20-20170724 §130-§250, as amended from time to time. 9.2 With respect to Options, Rule 13 (Takeovers and other corporate events) shall apply only to the extent it complies with Article L. 225-181 of the French Code of Commerce and Article 80 bis II bis §2 of the French tax code.

A35346594/6.0/25 Mar 2024 35 10 Rule 14 (Changing the Plan) 10.1 In rule 14.1 (Director’s Power), after the last word of the sentence, the following shall be added: “, provided that the changes do not affect the qualifying status of the Awards for French tax and social security purposes”. 11 Rule 16 (Limits on newly issued and treasury shares) 11.1 Rule 16 (Limits on newly issued and treasury shares) shall be supplemented with the following provisions: “16.4 Conditional Awards: Individual limits provided under Article L225-197-1 II of the French Code of Commerce and global limits provided under Article L225-197-1-II §3 of the French Code of Commerce are applicable to Conditional Awards. Specific restrictions for listed companies under Article L225-197-6 of the French Code of Commerce are also applicable, including with respect to Conditional Awards allocation to directors (dirigeants) of the French Subsidiaries and French branches of foreign companies. These restrictions shall be construed in compliance with the statements of practice BOI-RSA- 20-20-10-10-20170724 and BOI-RSA-20-20-10-20-20170724, as amended and/or supplemented from time to time.” 11.2 Rule 16 (Limits on newly issued and treasury shares) shall be supplemented with the following provisions: “16.5 Options: Individual limits provided under Article L225-182 of the French Code of Commerce and global limits provided under Article L225-182 and Article R225-145 of the French Code of Commerce are applicable to Options. Specific restrictions for listed companies under Article L225-186-1 of the French Code of Commerce are also applicable,” 12 Rule 17 (General) 12.1 Rule 17 (General) shall be supplemented with the following provisions: “17.11 form of Shares 17.11.1 Options: In accordance with Article 80 bis II bis of the French tax code, after exercise of the Options, the Shares must be held in registered form in the name of the participant; the conversion of a Share into bearer form is assimilated to a sale. Pursuant to the statement of practice BOI-RSA-ES-20- 10-10-20140812 §390, it is also possible, since the Shares are Shares in a non-French company, to comply with such requirement in segregating these Shares in a specific blocked account if foreign legislation does not permit to hold the Shares in a registered form. 17.11.2 Condition Awards In accordance with Article 80 quaterdecies II of the French tax code, the conversion of a Share into bearer form is assimilated to a sale.”

A35346594/6.0/25 Mar 2024 36 12.2 Rule 17 (General) shall be supplemented with the following provisions: “17.12 Information Obligations 17.12.1 Conditional Awards The Company and its Subsidiaries will comply with the information obligations provided under Article L225-197-4 of the French Code of Commerce and under the statement of practice BOI- RSA-ES-20-20-10-20-20170724 §480. 17.12.2 Options The Company and its Subsidiaries will comply with the information obligations provided under Article L225-184 of the French Code of Commerce. The employer of a Participant shall comply with the provisions of Article L.242-1 of the French Social Security Code and shall provide the relevant information to the social security authorities. 17.12.3 General The Company and its Subsidiaries are entitled to provide all relevant information to any tax or social security authorities with respect to a Participant and the Plan. The Participant shall cooperate with the Company and its Subsidiaries as the case may be.” 13 Severability 13.1 The terms and conditions provided in the Plan as amended by this Schedule 3 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.